HQHealthQuest Medical & Wellness Centers, Ltd.

STEPHEN H. M. SWIFT EMPLOYMENT AGREEMENT

           THIS EMPLOYMENT AGREEMENT (this "Amendment") is entered to be effective as of the 1st day of January, 2005, (the "Effective Date"), by and between HQHealthQuest Medical & Wellness Centers, Ltd. , an Oklahoma corporation (the "Company"), and Stephen H. M. Swift (the "Employee").

For valuable consideration, the Company and the Employee agree as follows:

1.              Employment; Offices.

(A)           Employment.  The Company hereby employs the Employee and the Employee hereby accepts employment with the Company for the period and upon the terms and conditions contained in this Agreement.  The Employee hereby expressly acknowledges that the ownership of stock in the Company is not a guaranty of employment or continued employment with the Company.

(B)           Duties; Authority.  The Employee shall have the title of AChairman of the Board of Directors, Chief Executive Officer and President@ of the Company and shall have those duties, responsibilities and authority set forth in respect to these positions in the By-Laws of the Company adopted on November 8, 2004, and such additional duties, responsibilities and authority as may from time to time be mutually agreed between the Employee and the Company.  Further, whenever a subsidiary of the Company is formed or acquired, the Employee shall have the same title, duties, responsibilities and authority in the subsidiary, unless otherwise agreed between the Company and the Employee, and this Agreement shall govern the Employee’s employment under any such subsidiary unless otherwise determined by the Company and the Employee.  When applicable, the term “Company” shall include any subsidiary of the Company.

(C)           Performance.  During the term of employment under this Agreement, the Employee shall devote on a full-time basis his time, energy, skill and best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Company.  The Employee shall comply with the employee policies or written manuals of the Company as they exist from time to time as applicable generally to the Company=s CEO or employees.

(D)           Resignation from Office.  The Employee hereby irrevocably resigns from every position the Employee holds in the Company or any subsidiary controlled by the Company, including directorships and offices in the Company or any subsidiary controlled by the Company, on the date of the involuntary termination of the Employee’s employment with the Company for cause.

2.              Term.

Unless otherwise terminated in accordance with Sections 4, 6 or 7 of this Agreement, the term of employment hereunder (the AInitial Term@) shall be for a period of five (5) years from the Effective Date of this Agreement, and thereafter will automatically renew for successive two year terms (the@Renewal Terms@) unless either party serves notice in writing upon the other party, at least 180 days prior to the expiration of a Term, that such party elects not to renew the Employee=s employment under this Agreement for the next succeeding term.  If the Employee=s employment is terminated as set forth herein, the Term shall end on the effective date of such termination of employment.  The AInitial Term@ and ARenewal Terms,@ if any, are also sometimes collectively referenced herein as the ATerm@.

3.              Compensation for Employment.

(A)           During the term of this Agreement and until the date when the first clinic opens for business, the Company shall provide and pay the following benefits and compensation to the Employee:

(i)           Base Salary.  The initial base annual compensation of the Employee for his services as an employee of the Company under this Agreement shall be $180,000 and shall commence on the Effective Date, which the Company shall pay to the Employee in equal installments and in accordance with the normal payroll policies of the Company; and

(ii)          Insurance.  The Company shall pay to the Employee=s health insurance carrier an amount sufficient to pay the premium (standard premium not increased or rated for any reason) for the Employee and his dependents for health and dental insurance with the same coverage offered to the other employees of the Company.  The Company shall not be obligated to provide the benefits provided under the terms of this Section 3(a)(ii) after the termination of the Employee’s employment hereunder if the Employee is terminated for cause; and

(iii)         Payment and Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred by the Employee in the organization of the Company or in the performance of his obligations under this Agreement, in accordance with the policies and procedures of the Company.  Such expenses shall include, but not be limited to, expenses incurred before the Effective Date and expenses for attendance at medical/spa and related seminars, conferences and continuing education meetings and trade shows, as well as expenses related to the organization of the Company, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company.

(B)           During the term of this Agreement and from and after the date when the first clinic opens for business, the Company shall provide and pay the following benefits and compensation to the Employee:

(i)           Base Salary.  The base annual compensation of the Employee for his services as an employee of the Company under this Agreement shall be $250,000, which the Company shall pay to the Employee in equal installments and in accordance with the normal payroll policies of the Company.  The base salary shall be reviewed at least annually by the Company, and the salary may be increased, but not decreased, during the Term;

(ii)          Incentive Compensation.  The Employee shall be eligible to receive incentive bonuses and other compensation on terms and conditions to be determined by the Board of Directors each year based upon the performance of the Company and the Employee=s contribution to such performance.   The incentive compensation shall be reviewed at least annually by the Company;

(iii)         401(k) Plan.  The Company shall institute a 401(k) Plan or similar benefit to take effect at some time during the first two years of operation of the first clinic to be operated by the Company and shall match the Employee=s contribution, within the contribution schedule set by the Company, during each year of operation of the Company during the Term; any such plan or arrangement shall be revocable and subject to termination or amendment at any time;

(iv          Payment and Reimbursement of Expenses. The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred by the Employee in the organization of the Company or in the performance of his obligations under this Agreement, in accordance with the policies and procedures of the Company.  Such expenses shall include, but not be limited to, attendance at medical/spa and related seminars, conferences and continuing education meetings and trade shows, provided that the Employee properly accounts for such expenses in accordance with the regular policies of the Company;

(v)         Insurance.  During the Term, the Company shall pay to the Employee=s group health insurance carrier an amount sufficient to pay the premium (standard premium not increased or rated for any reason) for the Employee and his dependents for health and dental insurance with the same coverage offered to the other employees of the Company, disability insurance in the amount of two times the Employee=s annual base compensation under such terms and conditions as the Company shall determine,  and life insurance with a death benefit of not less than two times the Employee=s annual base compensation. Further, during the Term, the Company shall provide the Employee at the Company=s expense, an annual physical examination.  The Company shall not be obligated to provide the benefits provided under the terms of this Section 3(b) after the termination of the Employee’s employment hereunder if the Employee is terminated for cause; provided, that, in the event the Employee disputes the grounds given for the termination, the benefits provided under the terms of this Section 3(b)(v) after the termination of the Employee’s employment hereunder shall be provided until the grounds are established in an arbitration, litigation or mutually agreed resolution, but under no circumstances shall such benefits be provided for more than one year from the date of termination regardless of the existence of a dispute regarding the grounds or justification for termination;

(vi)        Other Benefits.  During the Term, the Employee shall be entitled to participate in or receive benefits under any plan or arrangement made available by the Company to its employees generally (including any health, dental, disability, and life insurance programs), subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Any such plan or arrangement shall be revocable and subject to termination or amendment at any time; and

(vii)       Vacation.  The Employee shall be entitled to four (4) weeks paid vacation during each year of the Term.  Such vacation shall be taken at times consistent with the effective discharge of the Employee=s duties.  Such vacation shall be deemed fully earned at the beginning of each year of the Term.  For purposes of vacation, the Employee’s employment shall be determined to have commenced on the Effective Date.

4.              Termination.

(A)           Termination Without Cause.

(i)           Termination By the Company.

(a)           The Company may terminate the employment of the Employee at any time without Cause for any reason whatsoever and without prior notice.  The reduction, in any manner or to any extent, of any of the duties, responsibilities, authority or compensation of the Employee, or the alteration of the title of the Employee, without the Employee’s consent, shall constitute termination without cause.

(b)           Upon termination of the employment of the Employee without Cause, whether during or at the end of a Term, the Company shall pay and provide, and the Employee shall be entitled to receive:  (i) within thirty (30) days following the termination, a lump sum payment of any unpaid salary and unused vacation accrued through the date of termination; (ii) within thirty (30) days following the termination, a lump sum payment of any unreimbursed business expenses properly incurred prior to the date of termination; (iii) a severance in the amount of the salary and paid in installments and the continuation of the payment for the insurance coverages in effect on the date of the termination of the employment under Sections 3(b)(i) and (v) of this Agreement for a period of two years from the date of termination of employment; and  (iv) all rights granted to the Employee under applicable law or any employee benefit plan in effect on the date of termination (in accordance with the terms of any such plan).

(ii)          Termination By the Employee.

(a)           The Employee may voluntarily terminate his employment at any time upon not less than thirty (30) days written notice.

(b)           Upon termination of the employment by the Employee without cause, the Company shall have no further liability or obligation to the Employee under this Agreement or otherwise in connection with his employment hereunder, except for: (i) any unpaid salary and  unused vacation accrued through the date of termination, and (ii) any unreimbursed business expenses properly incurred prior to the date of termination, and (iii) rights granted to the Employee under applicable law or any employee benefit plan in effect on the date of termination (in accordance with the terms of any such plan); and

(B)            Termination for Cause.

(i)           Termination By the Company.

(a)           The Company may terminate the employment of the Employee at any time for Cause.  Cause must be found to exist by a majority of the members of the Company’s board of directors before a termination for cause may occur.  For purposes hereof, ACause@ means any of the following:

(1)           the Employee=s engagement in fraud, misappropriation of Company property, embezzlement or any similar action or conduct which would constitute a felony or a basis for suspension from the Medicare of Medicaid programs; or

(2)           the commission by the Employee of a crime involving moral turpitude; or

(3)           the Employee=s failure, within thirty (30) days after the Employee shall have been given a written notice, to cure a breach of a material term or condition of the Employee=s duties or responsibilities under this Agreement, which breach does not involve the commission of one of the other grounds for termination for cause.

(b)           Upon termination of the Employee’s employment hereunder for Cause, the Company shall have no further liability or obligation to the Employee under this Agreement or otherwise in connection with his employment hereunder, except for: (i) any unpaid salary and unused vacation accrued through the date of termination, (ii) any unreimbursed expenses properly incurred prior to the date of termination, and (iii) all rights granted to the Employee under applicable law or any employee benefit plan in effect on the date of termination (in accordance with the terms of any such plan).  Any financial obligation of the Company to the Employee referenced under this paragraph shall be subject to offset in the amount owed by the Employee to the Company.

(ii)          Termination By the Employee.

(a)           The Employee may terminate his employment with the Company at any time for Cause.  For purposes hereof, ACause@ means the Company=s failure, within thirty (30) days after the Company shall have been given a written notice from the Employee, to cure a breach of a material term or condition of the Company=s duties or responsibilities under this Agreement.

(b)           Upon termination by the Employee of the Employee’s employment hereunder for Cause, the Company shall have no further liability or obligation to the Employee under this Agreement or otherwise in connection with his employment hereunder, except that the Company shall pay and provide, and the Employee shall be entitled to receive:  (i) within thirty (30) days following the termination, a lump sum payment of any unpaid salary and unused vacation accrued through the date of termination; (ii) within thirty (30) days following the termination, a lump sum payment of any unreimbursed business expenses properly incurred prior to the date of termination; (iii) a severance in the amount of the salary and paid in installments and the continuation of the payment for the insurance coverages in effect on the date of the termination of the employment under Sections 3(b)(i) and (v) of this Agreement for a period of two years from the date of termination of employment; and  (iv) all rights granted to the Employee under applicable law or any employee benefit plan in effect on the date of termination (in accordance with the terms of any such plan). Any financial obligation of the Company to the Employee referenced under this section shall be subject to offset in the amount owed by the Employee to the Company.

(C)           In the event that the Company terminates the Employee’s employment with the Company or any subsidiary of the Company, with or without cause, and at the time of the termination, the Employee is a personal guarantor of any  indebtedness or obligation of the Company, or has personally become a co-maker on any notes or contracted to become an obligor on any contractual obligations of the Company, then the Company shall utilize its best efforts to secure the release of the Employee from liability for any of said guarantees, notes, contracts or obligations, and failing to accomplish the foregoing after a good faith effort shall have been made, the Company shall:  (i) execute a written document holding the Employee harmless from and agreeing to indemnify the Employee against any and all demands, costs, expenses, damages, losses, judgments , defense costs, including attorneys’ fees, liabilities, actions, causes and claims arising from or related to any of said guarantees, notes, contracts or obligations; and (ii) continue, until such releases are secured, to pay to the Employee an amount equal to the salary in effect on the date of the termination of the employment under Section 3(b)(i) of this Agreement and to provide, at the Company’s expense, to the Employee the insurance coverage (health, life and disability) provided by the Company to the Employee under Section 3(b)(v) of this Agreement at the time his employment was terminated; provided, that the payments and insurance provided to the Employee under this Section 4(C) shall be in addition to and shall precede the commencement of any severance  payments and payments for insurance otherwise due to the Employee under this Agreement.

5.              Indemnification.  The Employee is hereby indemnified by the Company upon the terms, conditions and in the manner and to the extent of the indemnification provided in the Certificate of Incorporation adopted by the Company on November 8, 2004, or upon such other terms as the Employee and the Company may mutually adopt in writing; and

6.               Disability.  In the event the Employee becomes disabled during the Term, the Company shall continue the salary, insurance and other benefits under Section 3 of this Agreement during the disability of the Employee for a period of up to twelve (12) months following the date on which the disability commenced; provided, that after three months of continuous disability, the Company may employ another person in the position of the Employee.  After twelve months of continuous disability, the Company may terminate the employment of the Employee under this Agreement.  ADisability,@ for purposes of this section, shall mean one or more mental or physical conditions, confirmed by a certificate of a physician or psychiatrist, which prevents the Employee from regularly performing the normal duties of his office under this Agreement.  The end of the period of disability shall likewise be certified by a physician of psychiatrist.  Termination as a consequence of disability shall be treated as a termination without cause under Section 4 of this Agreement; and the Company may apply the disability insurance payments received under the disability insurance carried by the Company hereunder against the monetary obligation of the Company under the severance payment obligation in section 4(A)(i)(b).

7.              Cancellation.  In the event that the Company is for any reason unable to commence operations of a medical clinic and spa on or before October 1, 2005, this Agreement shall terminate on such date and the rights of the Employee and obligations of the Company shall be the same as are provided in Section 4(A)(ii)(b) of this Agreement.

8.              Non-Solicitation.  For the longer of:  (i) the period while the Employee is receiving a salary or severance payment from the Company, or (ii) one year following the date of termination by the Company of the employment of the Employee with cause or without cause, or following the voluntary termination by the Employee of the employment of the Employee, the Employee will not, directly or indirectly: (i) solicit any customer of the Company or any subsidiary owned by the Company, as of the date of termination for the purpose of offering products or services to such customer of the same type as are offered by the Company or such subsidiary as of the date of termination; or (ii) solicit any Employees of the Company or such subsidiary for purposes of offering such person(s) employment in a business which competes with the Company or such subsidiary as of the date of termination.

9.              Non-Disclosure.  The Employee will not, without first obtaining the Company=s written consent, disclose to others, or use (except in the performance of his duties for the Company), either during or after the term of employment, any information or data which pertains to the Company=s business, customers or interests and which is not freely available to persons not employed by the Company. Upon termination of the Employee=s employment, the Employee will promptly turn over to the Company all such information or data, in every medium maintained by the Employee, as well as all existing documents and all copies of such information or data made or acquired by the Employee during his employment.

10.            Notices.  All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made, and received only when personally delivered, sent by electronically confirmed e-mail, visual mail or facsimile transmission,  delivered by Federal Express or other nationally recognized courier service, or two days after having been deposited in the United States mail, certified mail, postage prepaid, return receipt requested, to the address set forth on the signature page herein.  Either party may designate a different address by giving notice of change of address in the manner provide above.

11.            Waiver.  No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless expressly referenced in a writing which expressly states that it is a waiver or modification of this Agreement and which is duly signed by the party sought to be bound.  Any waiver or any breach of any provisions hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

12.            Binding Effect; Successors.  This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns, and shall inure to the benefit of and be binding upon the Employee and his executors, administrators, heirs, and legal representatives.  This Agreement may not be transferred, sold or assigned by the Company.  Because the Employee's duties and services hereunder are special, personal, and unique in nature, the Employee may not transfer, sell or otherwise assign his rights, obligations, or benefits under this Agreement.

13.            Controlling Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Oklahoma applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions thereof or of any other State.

14.            Severability.  If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

15.            Actions; Injunctive Relief; Fees.  The Employee and the Company shall be entitled to injunctive relief from the courts or arbitrators to enforce their respective rights hereunder.  In the event an action is brought to enjoin any conduct, the defendant waives any requirement of the posting of a bond of any type by the plaintiff in such action.  The Employee agrees that, in the event he violates the terms of Sections 8 or 9 of this Agreement, irreparable damage will be sustained by the Company.  In the event an action is brought to enforce the terms of this Agreement or to resolve any dispute or controversy arising among the parties hereto regarding the Employee’s employment with the Company or any term, covenant or condition of this Agreement or the breach thereof, the prevailing party shall be entitled to recover his or its reasonable attorney=s fees and costs incurred in the prosecution or defense of said action from the other party. A party that is forced to seek an order compelling arbitration and that succeeds in enforcing this Agreement shall be awarded its attorney fees and costs by the court compelling arbitration.

16.           Arbitration of Disputes.

(A)           Any dispute or controversy arising among the parties hereto regarding any term, covenant or condition of this Agreement or the breach thereof shall, upon written demand of any party hereto, be submitted to and determined by arbitration before the American Arbitration Association, in Tulsa, OK, by a single arbitrator, in accordance with the rules of the Association then in effect in respect to the arbitration of employment disputes; provided, that any party hereto may seek injunctive relief from a court and the proceeding for such equitable relief shall not be subject to dismissal or stay as a result of a request for arbitration under this section .  The arbitrator shall have the authority to grant injunctive relief, but the seeking or obtaining of injunctive relief from a court by any party shall not be deemed a waiver by that party of the right to demand arbitration of any dispute arising hereunder.

(B)           The arbitrators may not amend, vary or invalidate any provision of this Agreement.  Any award or decision rendered shall be made by means of a written opinion explaining the arbitrators' reasons for the award or decision, and the award or decision shall be final and binding upon the parties hereto.  Judgment upon the award or decision rendered by the arbitrators may be entered in any court of competent jurisdiction.  The parties hereby waive the right to appeal the judgment, award or decision of the arbitrator.

(C)           In any such proceeding, the arbitrator shall, after a separate hearing, grant, and the prevailing party shall be entitled to recover, its costs of prosecuting or defending (or both) the claims made, including its reasonable attorneys’ fees and costs, as well as the costs and fees of the arbitration, from the other party(s).

(D)           THE PARTIES ACKNOWLEDGE THAT THEY ARE WAIVING IMPORTANT RIGHTS, INCLUDING THE RIGHT TO TRIAL BY JURY AND THE RIGHT TO THE RESOLUTION OF THEIR DISPUTES BY A COURT, BY ENTERING THIS AGREEMENT.

17.            Survival.  The terms and conditions of sections 4, 5, 8, 9, 15 and 16 of this Agreement shall: be construed and enforced to the maximum extent permitted by law; survive termination of the employment relationship and of this Agreement; bind agents, assigns, heirs, spouses, relatives, dependents, executors, guardians, and others with legal standing to file suit for claims covered by or relating to this Agreement, even in the absence of a signature by such potentially affected parties.

18.            Entire Agreement.  This Agreement contains the entire agreement between the parties relating to the subject matter hereof and shall supersede all previous agreements between the parties, whether written or oral, with respect to the subject matter hereof.  This Agreement may not be modified, altered, or amended except by a writing signed by each of the parties hereto.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the Effective Date.

HQHealthQuest Medical &		EMPLOYEE:
Wellness Centers, Ltd.,

By:	/s/	/s/
	Lawrence D. Field	Stephen H. M. Swift
	Secretary	5158 Oak Leaf Drive
Tulsa, OK 74131
15 W. 6th Street
Suite 2700
Tulsa, OK 74119

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